Exhibit 77 C to Form N-SAR


Shareholders of Seligman Global Fund Series, Inc. voted on three proposals at a Special Meeting of Shareholders held on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1
To approve the proposed Investment Management Services Agreement with RiverSource Investments, LLC:
                                    For          Against             Abstain
Emerging Markets Fund          4,662,689.177   230,665.970         158,927.330
Global Growth Fund             1,678,079.621    60,656.027          67,259.312
Global Smaller Companies Fund  8,091,098.070   263,794.690         202,024.903
Global Technology Fund         8,556,248.295   356,899.944         277,493.384
International Growth Fund      3,155,833.797    89,608.507          63,801.395

Proposal 2
To approve the proposed Sub-advisory Agreement between Wellington Management Company, LLP and RiverSource Investments, LLC:
                                    For          Against             Abstain
Emerging Markets Fund          4,707,565.225   207,723.547         136,993.705
Global Growth Fund             1,679,295.637    55,781.799          70,917.524
Global Smaller Companies Fund  8,134,414.780   230,216.721         192,286.162
International Growth Fund      3,164,289.013    86,994.820          57,959.866

Proposal 3
To elect ten directors to the Board:
                                     For                   Withheld
Kathleen Blatz                 33,463,967.603           1,517,412.819
Arne H. Carlson                33,453,750.078           1,527,630.344
Pamela G. Carlton              33,437,208.195           1,544,172.227
Patricia M. Flynn              33,441,481.924           1,539,898.498
Anne P. Jones                  33,445,913.791           1,535,466.631
Jeffrey Laikind                33,440,315.339           1,541,065.083
Stephen R. Lewis, Jr.          33,443,555.191           1,537,825.231
Catherine James Paglia         33,452,279.537           1,529,100.885
Alison Taunton-Rigby           33,443,457.902           1,537,922.520
William F. Truscott            33,440,950.660           1,540,429.762

Shareholders of Seligman International Growth Fund voted on, and approved, two proposals at a Special Meeting of Shareholders held on June 2, 2009. The description of each proposal and number of shares voted were as follows.

Proposal 1
To approve an Agreement and Plan of Reorganization:
                                       For            Against          Abstain
Seligman International Growth Fund 2,987,949.936    72,094.289      105,299.239

Proposal 2
To approve a policy regarding subadvisers and subadvisory agreements:
                                       For            Against          Abstain
Seligman International Growth Fund 2,897,177.285   162,392.469      105,773.710

A quorum was not met for Seligman Emerging Markets Fund and Seligman Global Growth Fund and so the Meeting was adjourned until June 29, 2009, at which time shareholders of these funds will also vote on the above proposals.